Exhibit 99.1
                         Tri City Bankshares Corporation
                        Quarterly Brochure Financial Data

INCOME STATEMENT (unaudited)

                                         Six Months Ended            Three Months Ended
                                      06/30/08       06/30/07       06/30/08       06/30/07
Interest Income                    $ 22,155,529   $ 21,969,781   $ 10,797,434   $ 11,105,280
Interest Expense                      5,242,584      6,085,282      2,241,334      2,963,347
                                   ------------   ------------   ------------   ------------
Net Interest Income                  16,912,945     15,884,499      8,556,100      8,141,933
Other Income                          6,578,056      5,428,136      3,064,092      2,857,916
Less: Other Operating Expenses       15,189,730     13,908,047      7,564,121      7,061,566
                                   ------------   ------------   ------------   ------------
Income Before Income Taxes            8,301,271      7,404,588      4,056,071      3,938,283
Provision for Income Taxes            2,607,500      2,562,000      1,387,500      1,375,500
                                   ------------   ------------   ------------   ------------
Net Income                         $  5,693,771   $  4,842,588   $  2,668,571   $  2,562,783
Net Income Per Common Share        $       0.64   $       0.55   $       0.30   $       0.29


BALANCE SHEET (unaudited) June 30, 2008 and 2007


Assets                                   2008            2007        Liabilities & Equity               2008            2007

Cash and Due from Banks            $  31,741,324   $  27,831,506     Non Interest Bearing         $ 136,218,869   $ 135,753,619
Investment Securities                106,765,876     117,976,224     Interest Bearing               504,966,646     477,794,695
                                                                                                  -------------   -------------
Federal Funds Sold                     3,691,761               -     Total Deposits                 641,185,515     613,548,314
Total Loans                          579,689,577     545,641,294     Short Term Debt                  3,135,329       2,859,930
Allowance for Loan Losses             (5,978,075)     (5,753,199)    Other Liabilities                2,594,174       2,694,405
                                   -------------   -------------                                  -------------   -------------
Net Loans                            573,711,502     539,888,095     Total Liabilities              646,915,018     619,102,649
Bank Premises & Equipment             20,932,133      19,738,610     Common Stock                     8,904,915       8,843,595
Cash surrender value of life
  insurance                           10,817,535      11,395,502     Additional Paid-In Capital      26,543,470      25,418,242
Other Assets                           7,491,106       7,550,295     Retained Earnings               72,787,834      71,015,746
                                   -------------   -------------                                  -------------   -------------
                                                                     Total Stockholders' Equity     108,236,219     105,277,583
                                                                                                  -------------   -------------
Total Assets                       $ 755,151,237   $ 724,380,232     Total Liabilities & Equity   $ 755,151,237   $ 724,380,232
                                   =============   =============                                  =============   =============

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The table listing the Fair Market Value of the  Corporation's  stock established under the Dividend Reinvestment Plan will no longer be displayed as the Plan was discontinued in 2008.

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MANAGEMENT COMMENTS

For the second quarter of 2008 the Corporation posted net income of $2,668,571, an increase of $105,788 (4.1%) compared to 2007. Net interest income increased $414,167 to $8.6 million, despite increasing the provision for loan losses $140,000, for the second quarter of 2008 compared to 2007. Declining rates decreased yields paid on interest bearing deposits during the second quarter of 2008 to 1.76% compared to 2.43% during the same period in 2007.

Other income increased $206,176 primarily as a result of increased deposit service charges and an increase in fees from the sale of loans in the secondary market during the second quarter of 2008 compared to the second quarter of 2007.

Earnings per share (EPS) increased $0.01 for the three months ending June 30, 2008 compared to 2007.

For the six months ended June 30, 2008, the Corporation posted net income of $5,693,771, an increase of $851,183 (17.6%). EPS increased $0.09 for the six month period compared to the same period end in 2007. The increase was largely attributable to extra-ordinary income in the first quarter as a result of a death benefit received on bank owned life insurance and redemption of Visa stock following the Visa IPO. Excluding these extra-ordinary events, EPS increased
$0.01 for the six months ended June 30, 2008 compared to the same period in 2007.